Exhibit 10.1

SEPARATION AGREEMENT AND MUTUAL RELEASE

This Separation Agreement and Mutual Release ("Agreement") is made by and between Cubic Corporation ("CUBIC") on the one hand and Michael Twyman (“EMPLOYEE") on the other hand, as of the date the parties have signed it below, with respect to the following facts. Together EMPLOYEE and CUBIC are also referred to as the “Parties”. This Agreement shall become effective on the eighth day after EMPLOYEE signs without revoking this Agreement (“Effective Date”).

A. WHEREAS, EMPLOYEE currently serves as Senior Vice President of Cubic Corporation and President of Cubic’s Mission Solutions business unit;

B. WHEREAS, CUBIC has decided to reorganize and merge its Mission Solutions business unit with its Global Defense business unit;

C. WHEREAS, Employee’s position with CUBIC will be eliminated as a result of this reorganization and EMPLOYEE will be separated from employment with CUBIC; and

D. WHEREAS, CUBIC and EMPLOYEE wish to enter into an agreement with regard to the separation of that employment relationship to resolve any and all issues relating to CUBIC’s employment of EMPLOYEE or in the separation of such employment.

THE PARTIES THEREFORE AGREE AND PROMISE in consideration of the following terms and conditions and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and the Parties, intending to be legally bound, hereby agree as follows:

1. Employment Separation Date. EMPLOYEE’s last day of employment with CUBIC was August 27, 2020 (“Separation Date”). Whether or not EMPLOYEE signs this Agreement, CUBIC will pay EMPLOYEE for regular wages that are earned and unpaid through his Separation Date, which shall be paid promptly following EMPLOYEE’s Separation Date, including to the extent applicable, any accrued and unused PTO, subject to all applicable taxes and withholdings in accordance with CUBIC’s standard payroll policies. EMPLOYEE acknowledges and agrees that he has a balance of zero (0) PTO hours as of the Separation Date.

2. Separation Pay and Benefits. In consideration of EMPLOYEE signing, returning, and not revoking this Agreement within the time period specified in Section 20 of the Agreement, CUBIC will provide EMPLOYEE with the following separation benefits to which EMPLOYEE is not otherwise entitled (“Separation Benefits”):

a.	Separation Pay. On or before the fifteenth (15th) business day following the Effective Date of the Separation Agreement, CUBIC will pay EMPLOYEE separation pay in the amount of $275,893.00, which is equivalent to six (6) months of EMPLOYEE’s base pay, in one lump sum, less applicable withholding taxes.

b.	Short Term Incentive Bonus (Bonus). EMPLOYEE will remain eligible for the FY2020 performance bonus (“Bonus”) based on CUBIC’s actual performance, as set forth in the Management Incentive Bonus Plan document. Once the Bonus has been fully earned and determined based on CUBIC’s performance, payment will be provided to EMPLOYEE in one lump sum, less applicable withholding taxes and withholdings, according to CUBIC’s standard Bonus payout process.

c.	Insurance Benefit. EMPLOYEE and any of his eligible dependent’s current insurance benefits through CUBIC will terminate on August 31, 2020. However, if EMPLOYEE timely elects to continue EMPLOYEE’s medical, dental and vision in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), CUBIC will pay employee’s COBRA premium for twelve (12) months after EMPLOYEE’s coverage through CUBIC ends, subject to any group coverage changes (“Insurance Benefit”). After twelve (12) months, EMPLOYEE will be responsible for any COBRA premiums necessary to provide medical, dental and vision coverage for EMPLOYEE and his dependents, if any. The COBRA “qualifying event” will be EMPLOYEE’s separation from CUBIC. COBRA election material and forms will be provided to EMPLOYEE separately. EMPLOYEE must sign and return these forms to Grace Lee, SVP and Chief HR and Diversity Officer, in a timely manner to be eligible for the Insurance benefit.

d.	CUBIC Stock Award Vesting. Pursuant to EMPLOYEE’s Stock Plan Guidelines, EMPLOYEE will receive continued prorated stock vesting for all performance restricted stock units (PRSU) granted through his Separation Date, based on original vesting schedules. The proration is based on EMPLOYEE’S separation date. EMPLOYEE will be provided a calculation sheet following the vesting of said PRSUs. The following PRSUs shall vest according to the original schedule:
Grant Number 100788 with a grant date of 11/27/2017 – vest in full
Grant Number 101185 with a grant date of 11/21/2018 – prorated vesting
Grant Number 101814 with a grant date of 11/29/2019 – prorated vesting

EMPLOYEE will receive Restricted Stock Units scheduled to vest on 10/1/2020 for stock grant numbers 100430, 100566 and 101109. EMPLOYEE will receive continued vesting based on the original vesting schedule, 9,330 number of Restricted Stock Units with a grant number of 101630. All other outstanding Restricted Stock Units (RSU) will lapse and shall terminate upon EMPLOYEE’s Separation Date.

EMPLOYEE agrees and acknowledges that the above Separation Benefits constitute adequate consideration for the full and final satisfaction of any and all claims of any nature and kind whatsoever that EMPLOYEE ever had, now has or may have against CUBIC and all other persons and entities released herein, arising through the date of this Agreement, including but not limited to any claims relating in any way to CUBIC’s employment of EMPLOYEE or the termination of EMPLOYEE’s employment to the fullest extent that such claims may be waived by Agreement.

3. Mutual Release of All Claims.

a.	Release of CUBIC by EMPLOYEE. As a material inducement to CUBIC to enter into this Agreement, and in consideration of the other conditions herein, EMPLOYEE irrevocably and unconditionally releases CUBIC, and any of its subsidiaries, divisions, affiliates, stockholders, predecessors, successors, assigns, agents, attorneys, directors, officers, employees, representatives and all persons acting by, through, under or in concert with any of them (collectively referred to as "Releasees"), from any and all claims, complaints, liabilities, obligations, agreements, damages, actions of any nature, known or unknown, suspected or unsuspected, that EMPLOYEE ever had, now has, or hereafter may have arising through the date that EMPLOYEE signs this Agreement, including but not limited to any claims arising out of EMPLOYEE’s employment relationship or the separation of EMPLOYEE’s employment relationship with CUBIC.

i.	EMPLOYEE acknowledges and understands that these released claims include, but are not limited to, any and all claims and causes of action related to, connected with or arising out of his employment with CUBIC, and termination of employment thereof, including, but not limited to, any and all claims of retaliation, discrimination or harassment on account of sex, race, age, sexual orientation, gender identity, handicap or disability, record of handicap or disability, perception of handicap or disability, medical condition, veteran status, status as a current or former member of the Uniformed Services (as defined by 38 U.S.C. § 4303), national origin, religion, or any other class protected by applicable federal, state or local law, or failure to provide reasonable accommodations, and claims or causes of action based upon any equal employment opportunity and/or other employment laws, including but not limited to: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Age Discrimination in Employment Act, as amended (“ADEA”); the Older Workers Benefit Protection Act; the Americans with Disabilities Act, as amended; Executive Order 11246; the Uniformed Services Employment and Re-employment Act, as amended; the Rehabilitation Act of 1973, as amended; the Fair Labor Standards Act; the Equal Pay Act; the Lilly Ledbetter Fair Pay Act of 2009; the Family and Medical Leave Act, as amended; the Employee Retirement Income Security Act, as amended; the Occupational Safety and Health Act, as amended; the Worker Adjustment Retraining and Notification Act, as amended; the Immigration Control and Reform Act; the Sarbanes-Oxley Act of 2002, as amended; the Genetic Information Nondiscrimination Act of 2008; the National Labor Relations Act, as amended; the False Claims Act, as amended; the National Defense Authorization Act, and any other federal or state statute or local ordinance relating to employment, including, but not limited to, the California Fair Employment and Housing Act, the California WARN Act, the California Family Rights Act, the California Constitution, and the California Labor Code; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this release in any manner.

ii.	EMPLOYEE acknowledges that he understands that these released claims include, but are not limited to, claims for breach of any contract, agreement or promise made prior to this date; claims for wrongful termination of any type; constructive discharge; breach of express or implied covenant of good faith and fair dealing; promissory estoppel; equitable estoppel; detrimental reliance; quasi-contract; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; claims for fraud, libel, slander or invasion of privacy, including without limitation statements made concerning or relating to his employment with, or termination of employment from, CUBIC; and any sort of tort or other claims brought under common law in any form.

iii.	EMPLOYEE acknowledges and understands that these released claims include, but are not limited to, claims for violation of any CUBIC policy or procedure; claims for bodily or personal injury, medical expenses, mental anguish, psychological or emotional distress; claims for compensation or benefits that may be legally waived, including but not limited to severance benefits, vacation pay or paid time off, stock options, bonuses, executive compensation, deferred compensation, and fringe benefits, except as expressly set forth herein; claims for costs and attorney’s fees; as well as any other claims or causes of action he might have against the Releasees.

iv.	PROVIDED, however, EMPLOYEE understands and acknowledges that: i) nothing contained in this Agreement limits EMPLOYEE’S ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”); ii) this Agreement does not limit EMPLOYEE’S ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to CUBIC; iii) this Agreement does not limit EMPLOYEE’S right to receive an award for information provided to any Government Agencies; and iv) this General Release provision does not apply to: (1) claims by EMPLOYEE for workers’ compensation benefits or unemployment insurance benefits, except claims for wrongful termination or discrimination under the Workers’ Compensation Act or the Unemployment Insurance Code; (2) EMPLOYEE’s entitlement to any indemnification rights EMPLOYEE may have under CUBIC’s insurance policies applicable to managers, directors or officers, CUBIC’s Bylaws, the California Labor Code, or any other applicable laws or CUBIC policies; (3) any action to enforce or challenge the enforceability of this Agreement; or (4) any other claims that, by statute, cannot be released by this Agreement.

b.	Release of EMPLOYEE by CUBIC. As a material inducement to EMPLOYEE to enter into this Agreement, and in consideration of the other conditions herein, CUBIC irrevocably and unconditionally releases EMPLOYEE, from any and all claims, complaints, liabilities, obligations, agreements, damages, actions of any nature, known or unknown, suspected or unsuspected, that CUBIC ever had, now has, or hereafter may have arising through the date that CUBIC signs this Agreement, including but not limited to any claims arising out of EMPLOYEE’s employment relationship or the separation of EMPLOYEE’s employment relationship with CUBIC.

c.	The Mutual Release in this Section 3 does not include claims for breach of or to enforce any of the provisions of this Agreement or the Employee Inventions And Secrecy Agreement executed by EMPLOYEE while employed at CUBIC or any other agreements relating to CUBIC’s confidential information, proprietary information, trade secrets, or intellectual property, and the prevailing Party shall be entitled to recover their costs and reasonable attorneys' fees associated with the claims on which the Party prevails.

4. Waiver of Known and Unknown Claims. EMPLOYEE expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance of this specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

EMPLOYEE understands that EMPLOYEE is a “creditor” within the meaning of Section 1542. Notwithstanding the provisions of Section 1542, this Agreement shall be in full settlement of all claims and disputes being released herein, including unknown claims.

5. Certification of No Work Related Injuries. EMPLOYEE hereby agrees and warrants that to the best of his knowledge, he has not experienced or suffered any work related occupational injuries (physical, mental or otherwise) arising out of or in the course of his employment with CUBIC and hereby certifies that he has not failed to report any work related occupational injuries arising out of or in the course of his work with CUBIC.

6. Discovery of Different or Additional Facts. EMPLOYEE acknowledges that EMPLOYEE may discover facts different from, or in addition to, those EMPLOYEE now knows or believes to be true with respect to the claims, complaints, liabilities, obligations, agreements, damages and actions herein released, and agrees the release herein shall be and remain in effect in all respects as a complete release as to all matters released herein, notwithstanding any such different or additional facts.

7. Non-Disclosure of CUBIC Confidential Information. EMPLOYEE agrees that EMPLOYEE shall not use or disclose to any person(s) or entity(ies), public or private, at any time or in any manner, directly or indirectly, any “CUBIC Confidential Information,” including but not limited to, all forms and types of business, technical, financial, economic, sales, marketing or customer information of CUBIC that EMPLOYEE received, developed or had access to as a result of his employment with CUBIC, which has not been previously disclosed to the general public by an authorized CUBIC representative or customer, regardless of whether such information would be deemed a trade secret under applicable law.

CUBIC Confidential Information shall be interpreted broadly and also includes, but is not limited to, business strategies and plans, financial information, projections, pricing and cost information, proposals, lists of present or future customers, all information obtained from or about current or future customers, supplier lists and information, plans and results of research and development, reports, manuals, policies, personnel information (other than EMPLOYEE’s own information), evaluations, designs, specifications, blueprints, drawings, patterns, compilations, formulas, programs, software, prototypes, methods, processes, devices, procedures, inventions, special techniques of any kind peculiar to CUBIC’s operations, or other confidential or proprietary information or intellectual property related to the business, products, services, or plans of CUBIC, whether tangible or intangible, and whether stored or memorialized physically, electronically, photographically, or in EMPLOYEE’s memory. This specifically includes all information CUBIC has received from customers or other third parties that is not generally known to the public or is subject to a confidentiality agreement. CUBIC Confidential Information shall not include: (1) information or material that is already in the public domain; or (2) information contained within this Agreement as expressly permitted in Section 22 below.

The federal Defend Trade Secrets Act of 2016 provides immunity in certain circumstances to employees, contractors, and consultants for limited disclosures of a company’s trade secrets. Specifically, employees may disclose trade secrets: (1) in confidence, either directly or indirectly, to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, employees who file retaliation lawsuits for reporting a suspected violation of law may also: (1) disclose the trade secret to his/her attorney, and (2) use the information in related court proceeding, as long as the individual files documents containing the trade secret under seal and does not otherwise disclose the trade secret except pursuant to court order.

8. Non-Disparagement. EMPLOYEE shall not divulge, disclose or communicate to others, in any manner whatsoever, information or statements that disparage or are intended to disparage CUBIC, including its officers, directors, shareholders, members, employees, and agents, and its/his/her/their business reputation. Notwithstanding the foregoing, nothing in this Agreement is intended to waive, restrict or limit EMPLOYEE’s rights, communications or actions that are protected or required by state or federal law, or that cannot be waived by agreement, including but not limited to, EMPLOYEE’s rights under the National Labor Relations Act, the right to testify in an administrative, legislative or judicial proceeding about alleged sexual harassment or alleged criminal conduct by another party, including CUBIC, its agents or employees, if and when EMPLOYEE has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, and the right to make disclosures to or comply with proceedings before the Equal Employment Opportunity Commission, or any other federal, state, or local fair employment practices agency, or pursuant to a valid order of a court of competent jurisdiction, provided that such compliance does not exceed that required by the law, regulation, or order. Nothing in this Agreement prohibits or restricts EMPLOYEE from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), or any other self-regulatory organization, or any other federal or state regulatory authority.

9. Pending and Future Claims. EMPLOYEE agrees to withdraw, with prejudice, any demand for arbitration or lawsuit EMPLOYEE may have against CUBIC and any other Releasees that is pending on the date that EMPLOYEE signs this Agreement. EMPLOYEE further agrees that, to the fullest extent permitted by law, EMPLOYEE will not initiate any demand for arbitration or lawsuit related to the matters released above, it being the intention of the parties that with the execution of this release, the Releasees will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of EMPLOYEE related in any way to the matters discharged herein. In addition, EMPLOYEE agrees not to assist any other person or entity bringing any arbitration, lawsuit, or other legal action, that is opposed to CUBIC or any other Releasees unless compelled to do so by a court of law. EMPLOYEE expressly releases EMPLOYEE’s right to receive any monetary damages or other personal relief based on a complaint or charge filed with a federal or state government agency by EMPLOYEE or on EMPLOYEE’s behalf.

Nothing in this Section, or in any other part of this Agreement, is intended to prevent EMPLOYEE from: (1) making any truthful disclosure to any government or law enforcement agency; (2) responding truthfully to any inquiry from any government or law enforcement agency; or (3) initiating or participating in an investigation or proceeding conducted by a government or law enforcement agency.

10. Return of Company Property. EMPLOYEE agrees to return any and all equipment, property and materials in EMPLOYEE’s possession that belong to, or identify EMPLOYEE as an employee or representative of CUBIC, including but not limited to, all physical and electronic files, records, and communications, any CUBIC credit cards, business cards, badges, card key passes, cell phones, computers, tablets, or other devices, and keys by EMPLOYEE’s Separation Date or such earlier date as may be requested by CUBIC.

11. Governing Law. With the exception of Section 23 below, this Agreement shall be governed by and interpreted according to the laws of the State of California and the United States, as applicable, without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. The Parties acknowledge and agree that Section 23 only shall be exclusively governed and interpreted according to the laws of the Commonwealth of Virginia and the United States, as applicable, without regard to any conflicts of law principles that would require the laws of any other jurisdiction to apply. Except as provided in Section 19 below, any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in San Diego County, California, provided that any action or proceeding by either of the Parties to enforce the provisions of Section 23 shall be brought only in the state or federal courts located in the Commonwealth of Virginia.

12. Review of the Agreement and Voluntariness. EMPLOYEE acknowledges and agrees that, knowing and understanding each of the statements in this Agreement, EMPLOYEE acts knowingly and voluntarily and has entered into this Agreement and accepts the benefits described herein in exchange for the terms of this Agreement that inure to the benefit of the Releasees, without duress, coercion, fraud or undue influence. EMPLOYEE further acknowledges that he has knowingly, expressly, clearly, convincingly, specifically, unmistakably, voluntarily and without duress waived rights in this Agreement to bring any claim against CUBIC under (but not limited to) the False Claims Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Family and Medical Leave Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Family Rights Act, and the California Labor Code, in exchange for valuable consideration in addition to anything of value to which EMPLOYEE was already entitled. .

13. Severability. If any term, part or provision of this Agreement is invalid or illegal, the validity of the Agreement's other terms, parts and provisions shall not be affected thereby and said invalid or illegal term, part or provision shall be deemed not to be a part of this Agreement.

14. Binding on Successors. This Agreement and all of its provisions shall be binding upon, and inure to the benefit of, any successors, assigns, personal representatives or heirs of the parties hereto.

15. No External or Prior Representations. EMPLOYEE represents and acknowledges that, in executing this Agreement, EMPLOYEE does not rely and has not relied upon any representation or statement not set forth herein made by any of the Releasees, their agents or representatives.

16. Entire Agreement. Except as expressly stated herein, the parties acknowledge and represent that this Agreement contains the entire understanding between them with respect to the matters set forth herein and supersedes any prior inconsistent agreements or understandings. The parties further acknowledge that the terms of this Agreement are contractual and not a mere recital. This Agreement may only be modified by a writing signed by both parties.

17. Time for Consideration of Agreement. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f), for the release of claims under the ADEA. The following general provisions, along with the other provisions of this Agreement, are agreed to for this purpose:

a.	EMPLOYEE is advised to consult with an attorney concerning the terms of this Agreement and the consequences of signing it and EMPLOYEE acknowledges and agrees that EMPLOYEE has obtained and considered any such legal advice EMPLOYEE deems necessary, such that EMPLOYEE is entering into this Agreement freely, knowingly, and voluntarily;

b.	EMPLOYEE shall have twenty-one (21) days from receipt of this Agreement to review and consider this Agreement. EMPLOYEE may use as much of this time as EMPLOYEE wishes prior to signing; however the 21-day review period shall not be extended unless expressly agreed upon in writing by Grace Lee, CUBIC’s Chief Human Resources & Diversity Officer, or Hilary Hageman, General Counsel;

c.	For a period of seven (7) days following the execution of this Agreement, EMPLOYEE may revoke the Agreement, and the Agreement shall not become effective or enforceable until the revocation time has expired;

d.	To be effective, any revocation of this Agreement must be made by EMPLOYEE in writing, signed, dated and delivered to Grace Lee in CUBIC’s Human Resources Department no later than seven (7) days from the execution of the Agreement. If the seventh day falls on a weekend or a holiday, EMPLOYEE’s revocation must be delivered on the next business day;

e.	This Agreement shall become effective eight (8) days after it is signed by EMPLOYEE (“Effective Date”), unless revoked by EMPLOYEE prior to that time as set forth above; and

f.	This Agreement does not waive or release any rights or claims that EMPLOYEE may have that arise after the execution of this Agreement.

18. Construction. This Agreement shall not be construed or interpreted for or against any party hereto based on the fact that one party's attorney drafted this Agreement or caused this Agreement to be drafted.

19. Controversies Arising Out of Agreement. The parties agree that any judicially cognizable controversy or claim arising out of or relating to this Agreement or its breach shall be resolved through a confidential and binding arbitration before a single neutral arbitrator in San Diego, California in accordance with the Employment Arbitration Rules & Procedures of the Judicial Arbitration and Mediation Services (“JAMS”). The JAMS rules and procedures may be found online at https://www.jamsadr.com/rules-employment-arbitration/. Both EMPLOYEE and CUBIC expressly waive their right to a jury trial. This paragraph is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to EMPLOYEE'S employment to the fullest extent permitted by law; provided, however, that EMPLOYEE shall retain the right to pursue rights or claims expressly excluded from the ”General Release of Claims” section  above, as well as EMPLOYEE’s rights to file or participate in a complaint or investigation by a law enforcement or government agency under the “Pending and Future Claims” section above. This Agreement shall not limit either party’s right to obtain a provisional remedy from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction, subject to the limitations and agreements set forth in Section 11 of this Agreement. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. The parties shall each bear their own attorneys’ fees and costs related to such arbitration. All other costs of the arbitration, including the JAMS' administrative fees and the fee of the arbitrator, shall be borne by CUBIC.

20. Non-Disclosure and Other Agreements. The parties agree that this Agreement is in addition to and shall not supersede any existing Employee Inventions And Secrecy Agreement executed by EMPLOYEE while employed at CUBIC or any other agreements relating to CUBIC’s confidential information, proprietary information, trade secrets, or intellectual property.

21. No Admissions. The parties agree that this Agreement is not an admission of any liability or fault whatsoever by EMPLOYEE or CUBIC, and shall not be used as such in any legal or administrative proceeding.

22. Confidentiality of Agreement. The Parties agree to maintain and hold this Agreement, and all of its terms, specifically including but not limited to the nature and amount of the Separation Benefits, in strict confidence. Accordingly, except as specifically provided in this paragraph 22, the Parties agree that if either party receives an inquiry from any press or media outlet, that the party shall state only: “EMPLOYEE separated from CUBIC as a result of a reorganization of CUBIC’s business units,” or words to that effect. Notwithstanding the foregoing agreed upon statement, the Parties agree not to make any public statement about, or to otherwise disseminate or disclose this Agreement or any of its terms, to any other person or business entity, including without limitation any present or former CUBIC employee, customer or business partner. It shall not be a violation of this provision for the parties to reveal or discuss any terms of this Agreement to the extent reasonably necessary to obtain legal or financial advice related to this Agreement or the parties’ respective obligations under it, to enforce this Agreement, or as required in order to respond to an audit or inquiry by a government entity or a duly issued subpoena, or as required in order to comply with applicable legal or regulatory requirements. In addition, CUBIC may disclose information about this Agreement, subject to an instruction to keep its terms and existence confidential, to any employees it needs to disclose it to in order to comply with, execute, or account for the terms or payments made under this Agreement, and EMPLOYEE may disclose information about this Agreement, subject to an instruction to keep its terms and existence confidential, to his spouse and financial and legal advisor(s). Further, EMPLOYEE may disclose the terms contained within Section 7 (Non-Disclosure of CUBIC Confidential Information), 8 (Non-Disparagement), 20 (Non-Disclosure and Other Agreements), and 23 (Non-Solicitation of Employees) to prospective employers, subject to an instruction to keep such terms and existence confidential. In the event that EMPLOYEE concludes that he is obligated to disclose any term of this Agreement in response to an audit or inquiry by a government entity or a subpoena, unless prohibited by law from doing so, EMPLOYEE shall provide to CUBIC, through its General Counsel, no less than five (5) business days’ notice of the audit, inquiry or subpoena along with a copy of any document(s) constituting or relating to such audit, inquiry or subpoena.

23. Non-Solicitation of Employees. EMPLOYEE understands and acknowledges that CUBIC has expended and continues to expend significant time and expense in recruiting and training its employees, that the loss of employees would cause significant and irreparable harm to CUBIC, and that the restrictions set forth in this Section 23 are reasonable and do not place any undue burden on EMPLOYEE.

a.	For purposes of this Section 23, the term “Restricted Territory” shall be defined as any state in the contiguous United States (“CONUS”), including the District of Columbia, and anywhere outside the continental United States (“OCONUS”), where employees of CUBIC work and reside; excluding the State of California.

b.	The term "Covered Employee" shall mean any employee of CUBIC who has worked for CUBIC in the six (6) months preceding EMPLOYEE’s Separation Date, and with whom EMPLOYEE has become aware of through his employment with CUBIC.

c.	EMPLOYEE agrees and covenants that for a period of twelve (12) months immediately following EMPLOYEE’s separation from CUBIC, EMPLOYEE shall not himself or through another person or party solicit, hire, recruit, or attempt to solicit, hire, or recruit, any Covered Employee, or induce the termination of employment of any Covered Employee, for the purpose of engaging in work that competes with work EMPLOYEE or personnel under his supervision performed, did or otherwise solicited duing his employment by CUBIC, while the Covered Employee lives and works in the Restricted Territory.

23. Other. By signing below, EMPLOYEE is acknowledging that EMPLOYEE has carefully read this Agreement, fully understands what it means, is entering into it knowingly and voluntarily and that all of EMPLOYEE’s representations in it are true. EMPLOYEE understands that the consideration period described in the “Time for Consideration of Agreement” section above started when EMPLOYEE was first given this Agreement, and EMPLOYEE waives any right to have it restarted or extended by any subsequent changes to this Agreement. EMPLOYEE acknowledges that CUBIC would not have given EMPLOYEE the special payments or benefits EMPLOYEE is getting in exchange for this Agreement but for EMPLOYEE’s representations and promises that EMPLOYEE is making by signing it.

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PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN OR UNKNOWN CLAIMS.

AGREED AND ACCEPTED:

EMPLOYEE

Michael Twyman

Executed this ___ day of _____________, 2020 at ________________, __________________.

CUBIC CORPORATION

Grace Lee
Senior Vice President, Chief Human Resources and Diversity Officer

Executed this ___ day of _________________, 2020 at San Diego, California.